Exhibit 10.2

April 22, 1996



__________________________
__________________________
__________________________
__________________________


         Re: Repricing of Certain "Underwater" Stock Options
             Agreement of ______________,__________ Shares, Exercise Price $____

Dear  Mr._________________________:

On April 20, 1996, the Compensation Committee of Kaneb Services Inc.'s Board of Directors approved a program whereby certain previously issued stock option agreements having an exercise price significantly above recent market prices may be amended to reflect an exercise price of $2.625, the closing market price on April 22, 1996 which is the effective date of the program.

Your stock option agreement dated ________________, referenced above is eligible to be amended under this program. Under the terms of the agreement, you are currently vested in ______________ option shares with an exercise price of $_______ per share. The remaining shares covered by this agreement are currently scheduled to vest between the date of this letter and __________________. The ability to exercise shares under this agreement is currently scheduled to expire no later than ____________________.

Should you choose to amend the existing agreement, in the manner contemplated by the Compensation Committee, you will forfeit any and all vesting rights to the __________________ vested shares shown above. Further, all remaining
_____________ unvested shares will not vest according to the schedule set forth in the original agreement, the exercise price on all __________________ shares will be changed to $2.625 per share and the expiration date (excluding other forfeiture provisions of the original agreement which remain unchanged) will be April 21, 2006. The option shares in the amended agreement will not be vested (you will have no exercise rights in any of the ______________ option shares) on the date of amendment. Vesting may occur under one of the two following schedules:

1. You will be eligible to receive vesting at the rate of 20% per year from April 22, 1996, the effective date of the amendment. Vesting will occur when the 30 consecutive day average of the closing price of the stock is equal to or above the exercise price of the original agreement ($______ on ____________ shares) as shown above. Time of achievement of the 30 consecutive day average required for vesting will apply to the year (from April 22 through April 21) during which the first day of the 30 consecutive day average occurs. When and if such stock price level is achieved, you will vest cumulatively on the corresponding option shares pursuant to the following schedule:


            Time of Achievement                                 Percent Vested
       (of 30 consecutive day average)                            (Cumulative)
       -------------------------------                           -------------
       a.  April 22, 1996 through April 21, 1997                        0%
       b.  April 22, 1997 through April 21, 1998                       20%
       c.  April 22, 1998 through April 21, 1999                       40%
       d.  April 22, 1999 through April 21, 2000                       60%
       e.  April 22, 2000 through April 21, 2001                       80%
       f.  After April 21, 2001                                       100%

For example, assume the following scenario, the vesting criteria is achieved from April 22, 1998 through April 21, 1999 (two but less than three years from the effective date of amendment) and the 30 consecutive day average requirement is not met again until after April 21, 2000 but before April 22, 2001, (four but less than five years from the effective date of the amendment) and finally, the vesting criteria is not met again until after 5 years.

In this example the option holder would become 40% vested on the last day of the 30-day period during which the Company's common stock closing price averaged an amount equal to or greater than the exercise price of the agreement which was amended (i.e., during period (c), identified above) and would remain 40% vested until the vesting criteria was again met between the 4th and 5th anniversaries (period (e) above), at which time he would become 80% vested. He would remain 80% vested until the criteria was again met after 5 years, at which time he would be 100% vested.

2. In any event, regardless of the above schedule and vesting criteria, the amended grant (if still outstanding) will become exercisable in full (100%
vested), ten (10) years from the date of amendment or upon death, life-threatening disability, Change of Control or Potential Change of Control (as defined in the original agreement) or normal retirement after age 65.

As you are currently vested in __________________ of the ________________ shares covered by the existing agreement, your decision whether or not to amend this agreement is entirely voluntary. If you amend your original agreement, you will forfeit all original vesting rights in all _______________ shares, whether or not currently vested in such shares. After the amendment, if item 2 above (which will substantially delay vesting) is not met, shares in the amended agreement will not be vested unless the 30 consecutive day average of the closing price of the stock is equal to or above the original agreement exercise price of $________ per share. Even then, only a portion of shares may be vested due to the date the criteria is met as described in item 1. Please consider your decision whether or not to amend the agreement carefully. The company is entirely neutral regarding your decision, but wants to make this program available to you on a voluntary basis.

Only the terms specifically contained in this letter will amend and supersede those terms in the original agreement. All other provisions of the original agreement will remain unchanged. In order to effect the amendment of the original agreement under the terms provided herein, please execute one copy of this letter in the space provided below and return it to me within 30 days. Please retain the additional copy of the letter for your file. Should you have any questions regarding this amendment or the applicable agreement, please contact me.

Very truly yours,


William H. Kettler, Jr.
Director of Human Resources

For and in consideration of the mutual covenants and conditions described above, I hereby agree to voluntarily amend the ___________ share stock option agreement of ____________ to incorporate the terms described herein.


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